From: Murgo, Rudy To: Investor Relations Cc: Temple, Bob; Colbert, Christopher; Cannon, Patrick Subject: Re: Supplemental Information re Notice of Exchange dated July 12, 2022 (“Supplement”); Quarterly Exchange Date – August 26, 2022 Date: Tuesday, August 16, 2022 4:33:33 PM Attachments: image001.png Dear Shareholder, This Supplement relates to the elective quarterly exchange of Class B Units of NuScale Power, LLC (“NuScale LLC”) for shares of Class A Common Stock of NuScale Power Corporation (“NuScale Corp”) scheduled to occur on August 26, 2022. The purpose of this Supplement is to deliver the Prospectus of NuScale Corp, which was filed with the United States Securities and Exchange Commission (“SEC”) on July 1, 2022, to the members of NuScale LLC in connection with such exchange. The Prospectus may be accessed from the following link: https://ir.nuscalepower.com/LLC-Unitholders/default.aspx. The Prospectus may be supplemented or amended from time to time, and any supplements will be accessible on the linked webpage. You are encouraged to read the Prospectus because it contains important information about NuScale LLC, NuScale Corp and the Class A Common Stock of NuScale Corp to be issued in the elective quarterly exchange. You also are encouraged to review the other filings of NuScale Corp with the SEC. All of these filings are publicly available free of charge on the SEC’s website and under the “Investors” tab on our website at www.nuscalepower.com. This Supplement is qualified in its entirety by the information and disclosures in our filings with the SEC. NuScale LLC continues to be classified as a partnership for federal income tax purposes, and we expect the members of NuScale LLC will continue to be subject to and to benefit from flow-through tax treatment of NuScale LLC with respect to Class B Units they retain. (Class B Unit holders will continue to receive a K-1.) NuScale Corp is classified as a corporation for federal income tax purposes. Thus, any ownership interest held in NuScale Corp will not constitute an interest in a partnership for federal income tax purposes and will not be subject to the same flow-through tax treatment for tax purposes as a direct ownership interest in NuScale LLC. If you elect to surrender Class B Units of NuScale LLC (and Class B Common Stock of NuScale Corp) in exchange for Class A Common Stock of NuScale Corp, the transaction will be a taxable exchange for federal income tax purposes. You will recognize gain or loss as a result of such an exchange in an amount equal to the difference, if any, between the fair market value of the Class A Common Stock received and the tax basis of the Class B Units surrendered in the exchange. If you recognize taxable gain you may, depending on your overall tax circumstances, be liable to pay tax in connection with the exchange even though you will not receive cash in the exchange to pay the resulting tax liability. NuScale Corp may be entitled to certain tax benefits resulting from an exchange, as described below. The tax consequences of an exchange may vary depending on your particular circumstances, and we recommend that you seek tax advice from your tax advisor in light of your particular circumstances, including any state, local or other tax considerations associated with an exchange. In certain circumstances, NuScale Corp may realize income tax benefits in connection with an increase in the tax basis of NuScale LLC assets (and resulting increased depreciation deductions) resulting from an exchange of Class B Units for Class A Common Stock. The Tax Receivable Agreement, described in more detail in the Prospectus, provides that NuScale Corp will pay in cash to an exchanging holder of Class B Units a portion of the tax benefits realized by NuScale Corp in these circumstances. To be entitled to these cash payments, you must sign the Tax Receivable Agreement. You are not required to sign the Tax Receivable Agreement if you do not wish to do so, but you may be foregoing certain benefits if you do not do so. Please see the Prospectus for more information about the Tax Receivable Agreement. If you wish to sign the Tax Receivable Agreement or if you have any questions, please contact NuScale Investor Relations (IR@nuscalepower.com).  Rudy Murgo, CFA Senior Director, Finance and Treasurer email: rmurgo@nuscalepower.com web: www.nuscalepower.com office: 971.371.2282 mobile: 503.807.0219 The contents of this email are intended only for the person to whom it is addressed. If you received it by mistake, please inform me by reply email and then delete the message and any attachments. This email may contain proprietary, confidential and/or privileged material, which doesn't change if it is sent to an unintended recipient. Unless you have my consent, please do not copy, forward, or reveal the contents of this email to anyone.